PROSPECTUS SUPPLEMENT NO. 1 DATED JULY 28, 1997                   Rule 424(b)(2)
(To Prospectus dated July 9, 1997)                    Registration No. 333-27785




                       AMERICAN RESIDENTIAL SERVICES, INC.




                 7 1/4% Convertible Subordinated Notes due 2004
                    Interest Payable April 15 and October 15

                  The following beneficial owners of 7 1/4% Convertible Subordinated Notes due 2004 (the "Notes") of American Residential Services, Inc., a Delaware Company (the "Company"), have each requested the Company to file a Prospectus Supplement identifying that beneficial owner as a Selling Holder. The information in the table below has been provided by the respective Selling Holders.

                                          Aggregate Principal  Number of Shares
                                            Amount of Notes    of Common Stock
                                               Owned and          Owned and
     NAME OF SELLING HOLDER                  Offered Hereby    Offered Hereby(1)
------------------------------------------   --------------    -----------------
AAM\Zazove Institutional Income
Fund, L.P. ...............................     $ 1,300,000               50,980
Christian Science Trustees for Gifts And
Endowments(2) ............................          40,000                1,568
Declaration of Trust for the Defined
Benefit Plans of ICI American Holdings
Inc.(3) ..................................         160,000                6,274
Declaration of Trust for the Defined
Benefit Plans of ZENECA Holdings
Inc.(4) ..................................         110,000                4,313
Delaware State Employees' Retirement
Fund(5) ..................................         520,000               20,392
First Church of Christ, Scientist--
Endowment(6) .............................          40,000                1,568

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General Motors Employees Domestic
Group Trust(7) ...........................       1,845,000               72,352
J.W. McConnell Family Foundation(8) ......         105,000                4,117
Summer Hill Global Partners L.P.(9) ......          10,000                  392
Thermo Electron Balanced Investment
Fund(10) .................................         125,000                4,901
                                                ----------              -------
         Total ...........................     $ 4,255,000              166,857
                                                ==========              =======
---------
(1) Shares shown are the number of whole shares of common stock, par value $.001 per share, of the Company into which the holder's Notes are convertible at the initial conversion price of $25.50 per share ("Conversion Shares"). Except as noted below, the Selling Holders did not report owning any other shares.

(2) Excludes $175,000 aggregate principal amount of Notes and 6,862 Conversion Shares held by the Selling Holder and previously registered for resale pursuant to the Registration Statement to which this Prospectus Supplement relates.

(3) Excludes $685,000 aggregate principal amount of Notes and 26,862 Conversion Shares held by the Selling Holder and previously registered for resale pursuant to the Registration Statement to which this Prospectus Supplement relates.

(4) Excludes $470,000 aggregate principal amount of Notes and 18,431 Conversion Shares held by the Selling Holder and previously registered for resale pursuant to the Registration Statement to which this Prospectus Supplement relates.

(5) Excludes $2,850,000 aggregate principal amount of Notes and 88,235 Conversion Shares held by the Selling Holder and previously registered for resale pursuant to the Registration Statement to which this Prospectus Supplement relates.

(6) Excludes $185,000 aggregate principal amount of Notes and 7,254 Conversion Shares held by the Selling Holder and previously registered for resale pursuant to the Registration Statement to which this Prospectus Supplement relates.

(7) Excludes $8,000,000 aggregate principal amount of Notes and 313,725 Conversion Shares held by the Selling Holder and previously registered for resale pursuant to the Registration Statement to which this Prospectus Supplement relates.

(8) Excludes $460,000 aggregate principal amount of Notes and 18,039 Conversion Shares held by the Selling Holder and previously registered for resale pursuant to the Registration Statement to which this Prospectus Supplement relates.

(9) Excludes $40,000 aggregate principal amount of Notes and 1,586 Conversion Shares held by the Selling Holder and previously registered for resale pursuant to the Registration Statement to which this Prospectus Supplement relates.

(10) Excludes $35,000 aggregate principal amount of Notes and 20,980 Conversion Shares held by the Selling Holder and previously registered for resale pursuant to the Registration Statement to which this Prospectus Supplement relates.



                                End of Supplement